Exhibit 10.3

EMPLOYMENT AGREEMENT

Between

K12 INC. and NATHANIEL A. DAVIS

Effective as of January 7, 2013

THIS AGREEMENT is entered into as of January 7, 2013, (the “Effective Date”), by and between K12 Inc., a Delaware corporation having a place of business at 2300 Corporate Park Drive, Herndon, Virginia 20171 (alternatively, “K12” or the “Corporation”) and Nathaniel A. Davis (“EMPLOYEE”) a resident of the Commonwealth of Virginia (K12 and EMPLOYEE are referred to collectively herein as the “Parties”).

WHEREAS, K12 is engaged in the business of providing children access to exceptional curriculum and books that enable them to maximize success in life regardless of geography, financial, or demographic circumstances;

WHEREAS, EMPLOYEE currently serves as Chairman of the Board of Directors of K12 (the “Board”); and

WHEREAS, K12 is interested in employing EMPLOYEE as its Executive Chairman of the Board, and EMPLOYEE is interested in being employed in that position subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements of the Parties contained herein, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

For purposes of this Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below:

1.1.                        “Affiliate” shall mean any corporation, partnership or other entity controlling, controlled by, or under common control with K12; provided, however, that no entity that holds capital stock of K12 and/or with board representation rights incidental to such holdings shall, as a result of such holding of capital stock or board representation rights, be deemed to be an Affiliate of K12 for purposes of this Agreement.  For purposes of this definition, “control” (including the terms “controlling” and “controlled”) means the right to direct or cause the direction of the management and policies of an entity, whether through the ownership of securities, by contract, or otherwise.

1.2.                        “Confidential Information” shall mean all information relating to the business of K12 known to EMPLOYEE or learned by EMPLOYEE in connection with and during the term of his employment or any prior service with K12 and its Affiliates which is not generally known to the public, including any and all general and specific knowledge, experience, information and data, technical or non-technical, and whether or not patentable, including, without limitation processes, skills, information, know-how, trade secrets, data, designs, formulae, algorithms, specifications, samples, methods, techniques, compilations, computer programs, devices, concepts, inventions, developments, discoveries, improvements, and commercial or financial information, in any form, including without limitation, oral, written, graphic, demonstrative, machine recognizable, specimen or sample form.

1.3.                        “Conflicting Product or Service” shall mean any product or service of any person or organization other than K12, in existence or under development, which resembles or competes with a product or service of K12.

1.4.                        “Conflicting Organization” shall mean any person or organization engaged in research on or development, production, marketing, or selling of a “Conflicting Product or Service.”

ARTICLE 2
TERM OF AGREEMENT— EMPLOYMENT

2.1.                        Term.  Subject to the provisions of Section 2.3(b) and Article 4 hereof, this Agreement shall be in effect for a term of three (3) years commencing as of the Effective Date.  The Parties mutually acknowledge that the term of this Agreement shall, subject to Article 4 hereof, cause EMPLOYEE to provide personal services to K12, as an employee, during four (4) separate but consecutive fiscal years of the Corporation, commencing with the Corporation’s twelve-month fiscal year ending June 30, 2013 (each, a “Fiscal Year”).   The period during with EMPLOYEE remains in employment with K12 pursuant to the terms of this Agreement is referred to herein as the “Term.”

2.2.                        Employment.  K12 shall employ EMPLOYEE as Executive Chairman and EMPLOYEE shall accept such employment by K12, on and subject to the terms and conditions set forth herein.  EMPLOYEE represents and warrants that neither the execution and delivery nor performance by him of this Agreement will violate any agreement, order, judgment or decree to which he is a party or by which he is bound.  In accepting the position of Executive Chairman, this Agreement specifically contemplates that EMPLOYEE shall not resign as a member of the current Board, but shall remain a member thereof, so long as he remains willing and able to serve on the Board and the requisite majority of the Corporation’s stockholders re-elect him to serve in that capacity as provided under the Corporation’s Certificate of Incorporation and By-Laws as then in effect.

2.3.                        Duties.

(a)                       During the Term, as Executive Chairman of K12, EMPLOYEE shall have duties and responsibilities related to building the organization and business, including but not limited to, achieving agreed revenue, cost, profit and cash-flow targets, and shall report to the Board.  While acting as Executive Chairman, EMPLOYEE shall continue to serve as Chairman of the Board.  The Chief Executive Officer (“CEO”), Chief Operating Officer (“COO”), General Counsel (“GC”) and Chief Financial Officer (“CFO”) shall report directly to EMPLOYEE.  Other executives at K12 may also report directly to EMPLOYEE, as determined by EMPLOYEE or by the Board from time to time.

(b)                       EMPLOYEE’s employment with K12 shall be full-time and exclusive.  During the Term, excepting only those personal services EMPLOYEE performs as a member of the Board, EMPLOYEE shall devote the whole of EMPLOYEE’s business time, attention, skill, and ability to the faithful and diligent fulfillment of EMPLOYEE’s duties hereunder.  EMPLOYEE acknowledges and agrees that EMPLOYEE may be required, without additional compensation, to perform services for any Affiliates, and to accept such office or position with any Affiliate as the Board may require, including, but not limited to, service as an officer or director thereof, provided however, that such services, and such office or position, shall be consistent with EMPLOYEE’s position as Executive Chairman of K12.  Notwithstanding any other provision of this Agreement, in the event that during the Term, the employment of K12’s CEO as of the Effective Date of this Agreement terminates for any reason and EMPLOYEE is asked to assume the role of CEO (other than on an interim basis, while another individual is being sought or hired as CEO), EMPLOYEE and the Board shall negotiate in good faith an appropriate enhancement of EMPLOYEE’s compensation beyond that which is provided in this Agreement, in consideration of the additional duties EMPLOYEE would be expected to perform in such role.  Subject to the foregoing, in the event EMPLOYEE and the Board do not reach mutual agreement regarding the enhancement of EMPLOYEE’s compensation within the sixty (60)-day period commencing with the date the incumbent CEO’s employment with K12 terminates, EMPLOYEE at his discretion may decline the position of CEO and simply continue to serve as Executive Chairman of the Board, subject to Section 3.1(b) below.  So long as EMPLOYEE serves as an employee of K12 covered by this Agreement, EMPLOYEE shall comply with all applicable policies of K12 and all policies of Affiliates that are consistent therewith.

(c)                        During the term of employment, it shall not be a violation of Section 2.3(a) or 2.3(b) of this Agreement for EMPLOYEE to, in all cases subject to Articles 5 and 6 hereof, (i) serve on the boards of directors of Unisys Corporation, RLJ Lodging Trust, and/or Mutual of America Capital Management Corporation; (ii) serve as an officer or director of a cooperative housing, or civic or charitable organization or committee; (iii) deliver lectures, fulfill speaking engagements, or teach at university level or equivalent educational institutions; or (iv) manage personal passive investments, so long as such activities (individually or collectively) do not conflict or materially interfere with the performance of EMPLOYEE’s duties hereunder.

2.4.                        Indemnification.  During and after the term of this Agreement, K12 shall provide EMPLOYEE with both Side A and Side B directors’ and officers’ insurance, and shall indemnify EMPLOYEE and his legal representatives to the fullest extent permitted by the laws of the State of Delaware and the By-Laws of K12 as in effect on the date hereof, against all damages, costs, expenses and other liabilities reasonably incurred or sustained by EMPLOYEE or his legal representatives in connection with any suit, action or proceeding to which EMPLOYEE or his legal representatives may be made a party by reason of EMPLOYEE being or having been a director or officer of K12 or any Affiliate, or having served in any other capacity or taken any other action purportedly on behalf of or at the request of K12 or any Affiliate.  During and after the term of this Agreement and without the need for further approval by the Board of Directors of K12 or any Affiliate, K12 will promptly advance or pay any and all amounts for costs or expenses (including but not limited to legal fees and expenses reasonably incurred by counsel of EMPLOYEE’s choice retained by EMPLOYEE) for which EMPLOYEE may claim K12 is obligated to indemnify him.  EMPLOYEE undertakes to repay such amounts if it is ultimately determined that he is not entitled to be indemnified by K12 as provided in this Section 2.4.

ARTICLE 3
COMPENSATION

3.1.                        Base Salary.

(a)                       Subject to Sections 2.3(b) and 3.1(b) hereof, for the services EMPLOYEE shall render pursuant to this Agreement, K12 shall to pay EMPLOYEE during the Term an annual base salary (“Base Salary”) of at least Four Hundred Eighty Thousand Dollars ($480,000) beginning with the Effective Date.  Subject to Sections 2.3(b) and 3.1(b) hereof, such Base Salary shall not be reduced but, at the discretion of the Board, may be increased from time to time in 2013, 2014 and 2015 during the first quarter of K12’s Fiscal Year (which runs from July 1 to June 30), but no later than September 15  of each year.   Base Salary shall be payable in accordance with K12’s then-prevailing executive payroll practices.  The term “Base Salary” as used herein shall include any adjustment made thereto in accordance with the terms of this Agreement.

(b)                       If, during the Term, the employment of K12’s CEO as of the Effective Date of this Agreement terminates for any reason and EMPLOYEE is not asked to assume the role of CEO (or if EMPLOYEE is asked to assume the role of CEO and the EMPLOYEE and the Board are unable to reach a mutual agreement regarding EMPLOYEE’s compensation as CEO and EMPLOYEE therefore declines to serve as the CEO as described above in Section 2.3(b)), but K12 continues to retain EMPLOYEE as Executive Chairman in a more limited role (as compared to the EMPLOYEE’s duties as of immediately following the Effective Date), then EMPLOYEE’s Base Salary shall, effective as of the date the new CEO’s commencement of employment with K12, be reduced to 50% of the Base Salary rate then in effect.

3.2.                        Annual Performance Bonus.

During the Term, EMPLOYEE will be eligible to receive a bonus (the “Performance Bonus”), based on objective criteria the Board shall establish after consultation with EMPLOYEE at the beginning of such Fiscal Year, but no later than September 15 of that year.  As soon as practicable following the close of each Fiscal Year for which a Performance Bonus is to be paid hereunder, the Board shall authorize, certify and declare the amount of such Performance Bonus based upon K12’s and EMPLOYEE’s performance, as measured against the objective criteria the Board established for EMPLOYEE for such Fiscal Year.  The target for such Performance Bonus shall not be less than 150% of the Base Salary and not more than 300% of the Base Salary then payable to EMPLOYEE for the Fiscal Year covered by such

Performance Bonus.  For the Fiscal Year ending June 30, 2013, EMPLOYEE’s Performance Bonus shall be based on the objective criteria the Board established for the CEO for such Fiscal Year at the beginning of such Year, pro-rated to take into account EMPLOYEE’s partial period of performance.  For the Fiscal Year ending June 30, 2016, in the event EMPLOYEE’s employment by the Corporation ends upon or following the expiration of this Agreement but prior to the end of such Fiscal Year (other than pursuant to Section 4.4 hereof), EMPLOYEE shall be entitled to be paid a pro-rated bonus which takes into account that part of such Fiscal Year EMPLOYEE was so employed, based on EMPLOYEE’s partial satisfaction of the objective criteria established by the Board for such Fiscal Year, without regard to EMPLOYEE’s failure or inability to remain an employee of K12 throughout such Year.   Except as expressly set forth in this Section 3.2 or Article 4, EMPLOYEE’s right to receive a Performance Bonus for any Fiscal Year shall be subject to his continued rendering of services to K12 either as an employee or member of the Board through the last day of the applicable Fiscal Year, provided that in the event the EMPLOYEE ceases to be an employee of K12 during any applicable Fiscal Year, but remains as a member of the Board through the last day of the applicable Fiscal Year, EMPLOYEE’s Performance Bonus for such Fiscal Year shall be pro-rated to reflect the number of days during which he served as an employee for such Fiscal Year.  Each Performance Bonus found to be due and payable hereunder shall be calculated, authorized and paid no later than at the same time performance bonuses are paid to other K12 executives, but in no event later than the September 15th next following the close of the Fiscal Year with respect to which it is earned.

3.3.                        Participation in Benefit Plans.  During the Term, subject to any generally-applicable eligibility requirements but also to the specific terms of this Agreement, EMPLOYEE shall be eligible throughout the term of this Agreement to participate in any pension, thrift, profit-sharing, group term life or long- or short-term disability insurance, medical or dental, or other employee benefit plan, program or policy that K12 sponsors and maintains at any time during the term of this Agreement (other than plans providing severance benefits, which are covered exclusively by this Agreement, except to the extent any such plan may, following the Effective Date, expressly provide for EMPLOYEE’s participation therein) for the benefit of its employees, under the same terms and conditions as the Corporation’s other executive employees.  EMPLOYEE shall be generally entitled to paid vacation, paid and unpaid sick leave, and holidays under the same terms and conditions as applied to other K12 executive employees; however, EMPLOYEE shall be entitled to five (5) weeks of paid vacation, with the ability to carry over and use a maximum of two (2) weeks of such vacation during the immediately following ninety (90) day period.

3.4.                        Expenses.  During the Term, K12 shall reimburse EMPLOYEE for all reasonable, ordinary and necessary business expenses actually incurred by EMPLOYEE in connection with the performance of his duties hereunder, including ordinary and necessary expenses incurred by EMPLOYEE in connection with travel on K12 business, and including up to Twenty Thousand Dollars ($20,000) in legal fees incurred in calendar year 2013 in connection with the negotiation and documentation of this Agreement.  All expenses shall be approved by K12 in accordance with and subject to the terms and conditions of K12’s then-prevailing expense policy.  EMPLOYEE shall provide to K12 any and all statements, bills, or receipts evidencing the expenses for which EMPLOYEE seeks reimbursement, and such related information or materials as K12 may from time to time reasonably require.  EMPLOYEE shall account to K12 for any expenses that are eligible for reimbursement under this Section 3.4 in accordance with K12 policy.

3.5.                        Employment and Supplies.  During the Term, K12 shall provide EMPLOYEE with administrative support relating to the performance of EMPLOYEE’s duties of the same type and at least the same extent as is provided to other executive employees.  K12 shall acquire and/or provide to EMPLOYEE for his business use:  a multimedia portable computer and subscriptions to various trade publications and various trade books.  Such items shall remain the exclusive property of K12, are to be used solely for K12’s benefit, and shall be returned promptly to K12 upon request at the termination of EMPLOYEE’s employment for whatever reason.

3.6.                        Withholding.  Anything in this Agreement to the contrary notwithstanding, all payments required to be made by K12 hereunder to EMPLOYEE or EMPLOYEE’s estate or designated beneficiaries in connection with EMPLOYEE’s employment hereunder shall be subject to all applicable tax and other  withholding,  as K12 may reasonably determine pursuant to applicable laws and regulations.

3.7.                        Stock Option and Restricted Stock Grants.  Subject to any generally applicable terms and conditions set forth in the Corporation’s shareholder-approved Equity Incentive Award Plan, as currently amended and in effect (the “EIA Plan”), EMPLOYEE shall be granted, and K12 shall award and issue, restricted stock and options to purchase  Common Stock of K12 (“K12 Stock”) under the following terms and conditions:

(a)                       On the Effective Date, the Board or its Compensation Committee (as applicable) shall award, and, as soon as practical thereafter, transfer to EMPLOYEE Two Hundred Ten Thousand (210,000) restricted shares of  K12 Common Stock, at no out-of-pocket cost to EMPLOYEE; such restricted shares shall be subject to the vesting provisions set forth in Section 3.7(d) hereof.  On the Effective Date, the Board or its Compensation Committee (as applicable) also shall grant EMPLOYEE an option to purchase Four Hundred Twenty Thousand (420,000) shares of K12 Stock, subject to the vesting provisions set forth in Section 3.7(e) hereof.

(b)                       All subsequent grants of stock options, awards of restricted shares or other equity or equity-based awards that may be granted to EMPLOYEE shall be made at the discretion of the Board or its Compensation Committee (as applicable) and under the general terms and conditions of the EIA Plan, as it may be amended, restated, replaced or succeeded from time to time, provided that for each Fiscal Year this Agreement remains in effect after June 30, 2013, EMPLOYEE shall be eligible for an award of restricted shares of K12 Common Stock (each an “Annual Restricted Stock Award”), subject to the Executive’s continued employment with the Company on each applicable date of grant.  The number of shares subject to each Annual Restricted Stock Award shall have a Fair Market Value (as of the date of grant of each such Annual Restricted Stock Award) equal to between zero ($0) dollars and two million ($2,000,000) dollars, and the actual amount of each Annual Restricted Stock Award shall be determined in the sole discretion of the Board or the Compensation Committee and based upon the attainment of one or more pre-established, objective performance goals, with the intent that each such Annual Restricted Stock Award shall be treated as qualified performance based compensation for purposes of Section 162(m) of the Code; provided further however, that notwithstanding the foregoing, in the event EMPLOYEE’s employment terminates pursuant to Section 4.2 or Section 4.3, the performance goals established with respect to the particular grant or award shall be deemed fulfilled.  In addition to the foregoing, within ninety (90) days following the close of each Fiscal Year this Agreement remains in effect, EMPLOYEE shall be eligible to receive a stock option award in an amount that is consistent with EMPLOYEE’s position as the head of the Corporation’s executive team and competitive with the market for similarly situated executives, as determined in the sole discretion of the Board, taking into account Executive’s total compensation for such Fiscal Year.

(c)                        All of the options granted pursuant to Section 3.7(a) hereof will be non-qualified.  The exercise price for such options shall be, with respect to each grant, the fair market value of K12 Common Stock on the date of grant, as further determined in accordance with the EIA Plan or its successor.

(d)                       Subject to the provisions of Article 4 hereof, the restricted shares awarded pursuant to Section 3.7(a) hereof will vest, if at all, in twelve (12) equal quarterly installments of 17,500 shares apiece (if at all), based on objective performance criteria mutually agreed to by the Board or its Compensation Committee and the EMPLOYEE and, in each case (except with respect to the first installment) subject to attaining one or more pre-established, objective performance goals, with the intent that the restricted shares awarded pursuant to Section 3.7(a) hereof shall be treated as qualified performance based compensation for purposes of Section 162(m) of the Code; such objective performance criteria shall be used to measure EMPLOYEE’s performance during each such quarterly installment period for the duration of this Agreement, except for the first such quarter following the Execution date and ending on April 6, 2013.   In the event that EMPLOYEE holds unvested restricted shares at the time his employment by K12 terminates, such restricted shares shall vest or shall be forfeited, as the case may be, in accordance with the provisions of Article 4 hereof.

(e)                        Subject to the provisions of Article 4 hereof, the options initially granted pursuant to Section 3.7(a) hereof will vest in accordance with the following schedule:  with respect to each such grant, one twelfth (1/12) of the shares shall vest at five o’clock Eastern Standard Time on each April 6, July 6, October 6 and January 6 which arises during the term of this Agreement, commencing with April 6, 2013.  In the event that EMPLOYEE holds non-vested options at the time his employment by K12 terminates, such non-vested options shall vest or shall be forfeited, as the case may be, in accordance with the provisions of Article 4 hereof, subject only to the general provisions of the EIA Plan.

(f)                         All options that vest may be exercised within eight (8) years of the date on which such options were granted.  In the event that EMPLOYEE holds unexercised vested options at the time his employment by K12 terminates, however, such vested options may be exercised within the time periods set forth in Article 4 hereof.

(g)                        K12 represents and warrants that the issuance of the K12 Common Stock granted to EMPLOYEE in accordance with the provisions of Section 3.7(a) hereof will have been registered under the Securities Act of 1933, as amended, on an effective Form S-8 registration statement.

(h)                       When granting, issuing and transferring restricted stock, stock options and other stock-based rights hereunder, K12 shall use commercially reasonable efforts to not do anything to directly or indirect cause such stock, options and rights  to qualify as, or to constitute, “deferred compensation” within the meaning of  Section 409A of the Internal Revenue Code (the “Code”) and related rulings and regulations.

(i)                           Notwithstanding the preceding provisions of this Section 3.7 to the contrary, in the event EMPLOYEE separates from employment with K12 either due to a termination of EMPLOYEE’s employment by K12 Without Cause or EMPLOYEE’s resignation of his employment for Good Reason as specifically described in Section 4.5, the following special vesting provision shall apply: (i) if such separation occurs on or prior to the first anniversary of the Effective Date, all of the then-non-vested awards and grants that would have vested at any time during the one year period following the separation shall immediately and automatically vest; (ii) if such separation occurs after the first anniversary of the Effective Date, all of the then-non-vested awards and grants that would have vested at any time during the two year period following the separation shall immediately and automatically vest; and (iii) if such separation occurs within one year following the occurrence of a “Change in Control” (as defined in the EIA Plan), all of the non-vested awards and grants that are then outstanding shall immediately and automatically vest.

ARTICLE 4
TERMINATION

4.1.                        General.  EMPLOYEE’s employment by K12 shall terminate in accordance with the provisions of this Article 4 upon EMPLOYEE’s death or Disability, upon EMPLOYEE’s discharge by K12 with or without Cause, upon EMPLOYEE’s resignation with or without Good Reason, or upon the expiration of the term of this Agreement without extension or renewal.  Upon termination of EMPLOYEE’s rendering of services to K12 either as an employee or member of the Board for any reason, EMPLOYEE will promptly deliver to K12 all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property containing Confidential Information.

4.2.                        Death.  If EMPLOYEE’s employment terminates because of his death, the date of termination shall be the date of death.

(a)                       If EMPLOYEE’s employment terminates because of his death, K12 shall continue to pay EMPLOYEE’s then-current Base Salary through the end of the third consecutive calendar month following EMPLOYEE’s death, and a pro-rated Performance Bonus based on the Performance Bonus most recently paid or becoming payable to EMPLOYEE. Such payments shall be made to EMPLOYEE’s legal representatives, estate, beneficiaries or heirs, in accordance with K12’s then-prevailing executive payroll practices, subject to any and all then-applicable state and federal laws.  In addition, K12 shall continue to pay and provide for any health, medical, dental, or vision benefits then being provided to the plan-eligible dependents of EMPLOYEE for a period of one year, provided that in lieu of such benefit continuation, K12 in its discretion may pay EMPLOYEE’s legal representatives, estate, beneficiaries or heirs an amount equal to the out-of-pocket cost EMPLOYEE’s covered dependents otherwise would incur to obtain continuation coverage for such one year period pursuant to COBRA, which amount shall be paid in a single lump sum to EMPLOYEE’s legal representatives, estate, beneficiaries or heirs within ninety (90) calendar days following the date EMPLOYEE’s employment by K12 terminates.

(b)                       If EMPLOYEE’s employment terminates because of his death, all of EMPLOYEE’s non-vested options and non-vested restricted stock that would have vested at any time during the one year period following the date of EMPLOYEE’s death shall immediately and automatically vest.  EMPLOYEE’s legal representative, estate, beneficiaries and heirs shall thereupon be entitled to exercise any of EMPLOYEE’s then-vested options within the one (1) year period immediately following such EMPLOYEE’s date of death, based on their respective interests in such options and restricted shares.

4.3.                        Disability.  For purposes of this Agreement, EMPLOYEE shall be deemed to have experienced a “Disability” at such time as EMPLOYEE experiences a disability within the meaning of Section 409A of the Code and related rulings and regulations.

(a)                       Upon EMPLOYEE’s Disability, the payment of benefits under K12’s short-term and long-term disability insurance plans, if any, shall offset and reduce K12’s obligation to pay Base Salary and a Performance Bonus under Section 3.1 and 3.2, where EMPLOYEE can be shown to have received such payments.

(b)                       Subject to any applicable legal requirements, in the event EMPLOYEE shall remain under a Disability for a period exceeding one hundred twenty (120) consecutive days in any twelve (12) month period, K12 shall have the right to terminate EMPLOYEE’s employment hereunder.  K12 shall effect such termination by giving EMPLOYEE a notice specifying the effective date of such termination, which date shall not be earlier than the last day of the calendar month following the giving of notice.

(c)                        If K12 terminates EMPLOYEE’s employment because of Disability,   K12 shall continue to pay EMPLOYEE’s then-current Base Salary through the end of the third consecutive calendar month following EMPLOYEE’s Disability, and a pro-rated Performance Bonus based on the Performance Bonus most recently paid or becoming payable to EMPLOYEE.  Such payments shall be made to EMPLOYEE, or in the event of employee’s subsequent death, EMPLOYEE’s legal representatives, estate, beneficiaries or heirs, in accordance with K12’s then-prevailing executive payroll practices, subject to any and all then-applicable state and federal laws.  In addition, K12 shall continue to pay and provide for any health, medical, dental or vision benefits then being provided to EMPLOYEE and the plan-eligible dependents of EMPLOYEE for a period of one year, provided that in lieu of such benefit continuation, K12 in its discretion may pay EMPLOYEE an amount equal to the out-of-pocket cost EMPLOYEE’s covered dependents otherwise would incur to obtain continuation coverage for such one year period pursuant to COBRA, which amount shall be paid in a single lump sum to EMPLOYEE within ninety (90) calendar days following the date EMPLOYEE’s employment by K12 terminates.

(d)                       If K12 terminates EMPLOYEE’s employment because of Disability, all of EMPLOYEE’s non-vested options and non-vested restricted stock that would have vested at any time during the one year period following the date of such termination shall immediately and automatically vest.  EMPLOYEE (or in the event of EMPLOYEE’s death, his legal representative, estate, beneficiaries or heirs, based on their respective interests) shall thereupon be entitled to exercise any of EMPLOYEE’s then-vested options within the one (1)-year period immediately following such EMPLOYEE’s date of termination.

4.4.                        Discharge for Cause or Voluntary Resignation.

(a)                       For purposes of this Agreement, Cause shall mean a good faith finding by the Board of Directors of:  (i) EMPLOYEE’s willful or gross misconduct, willful or gross negligence in the performance of his duties for K12, intentional or habitual neglect of his duties for K12, or material breach or violation by Employee of this Agreement or any other material agreement between EMPLOYEE and the K12 or any material policy of K12 (such as the K12 Code of Business Conduct and Ethics or any successor policy), provided that K12 shall have given EMPLOYEE notice specifying the conduct it believes to fall within this sentence and EMPLOYEE shall have failed to remedy such conduct within ten (10) days thereafter; or (ii) EMPLOYEE’s theft or misappropriation of funds of K12 or conviction of a felony.  K12 shall effectuate a discharge for Cause by giving EMPLOYEE a notice specifying the effective date of such termination.

(b)                       For purposes of this Agreement, voluntary resignation means the EMPLOYEE’s resignation of his employment hereunder without Good Reason (as defined in Section 4.5(b) hereof).  EMPLOYEE shall effect a termination by voluntary resignation by giving K12 a notice specifying the effective date of such termination, which date shall not be earlier than thirty (30) days after the giving of notice.

(c)                        In the event EMPLOYEE is discharged by K12 for Cause or  EMPLOYEE terminates his K12 employment by voluntary resignation:

(i)             K12 shall pay or provide to EMPLOYEE, in accordance with K12’s then-prevailing executive payroll practices, all Base Salary, vested benefits and other payments to which EMPLOYEE and his plan-eligible dependents (if any) are entitled hereunder through the effective date of termination.

(ii)          EMPLOYEE’s non-vested restricted shares as well as non-vested options shall be immediately forfeited.  EMPLOYEE shall be entitled to exercise any of his vested options within the one hundred eighty (180) consecutive day period immediately following the termination of EMPLOYEE’s employment or the EMPLOYEE’s removal from the Board, whichever is later, provided, however, that if the Company provides EMPLOYEE with a notice of termination for Cause, EMPLOYEE shall be permitted to exercise any vested options for a period not to exceed ninety (90) days after the effective date of a termination for Cause.  In all cases, the foregoing shall be subject to earlier termination of the options upon the regular expiration date of the options or upon the occurrence of a Change in Control or other corporate event or extraordinary transaction as provided in the EIA Plan or its successor.

(iii)       Except as set forth in this Section 4.4, K12 shall have no further obligation to EMPLOYEE (or EMPLOYEE’s legal representative, estate, beneficiaries or heirs) for any compensation, benefits or other payments hereunder, provided that nothing herein shall be deemed to affect EMPLOYEE’s entitlement, if any, to any vested pension or similar benefits to which he may be or may become entitled.

4.5.                        Discharge Without Cause or Resignation for Good Reason.

(a)                       For the purposes of this Agreement, discharge without Cause is any termination by K12 of EMPLOYEE’s employment hereunder without Cause, as defined in Section 4.4(a) hereof.  K12 shall effectuate a discharge without Cause by giving EMPLOYEE a notice specifying the effective date of such discharge, which date shall not be earlier than thirty (30) days after the giving of notice.

For the purposes of this Agreement, Good Reason shall mean:  (i) a material diminution of EMPLOYEE’s authority, duties or responsibilities, except that it will not be considered to be a material diminution of EMPLOYEE’s authority, duties or responsibilities if K12 elects to retain a new CEO and modifies EMPLOYEE’s duties as Executive Chairman in connection therewith; or (ii) a material change in the geographic location at which EMPLOYEE must perform his personal services for K12 (at present, the Greater Washington, D.C. area); or (iii) a material breach of this Agreement by K12, so long as in each case EMPLOYEE shall have given K12 notice of the conduct he believes constituted the material diminution, change or breach within ninety (90) days of its occurrence and K12 shall have failed to remedy such diminution, change or breach within thirty (30) days thereafter. EMPLOYEE shall effect an employment termination by resignation for Good Reason by giving K12 a notice specifying the effective date of such employment termination.

(b)                       In the event EMPLOYEE is discharged by K12 Without Cause or  EMPLOYEE terminates his K12 employment by resigning for Good Reason, and subject to EMPLOYEE’s execution within 30 days following the EMPLOYEE’s termination of employment, and non-revocation of a general release of all claims against the Company and its affiliates in the form attached hereto as Exhibit A (as such form may be revised to reflect changes in applicable law), no later than 8 days following the EMPLOYEE’s termination of employment (a “Release”):

(i)                       K12 shall pay EMPLOYEE an amount equal to three (3) times EMPLOYEE’s then-current Base Salary, determined as of his date of discharge or termination.  Such amount shall be paid in a single sum, net of any applicable withholding, within ninety (90) calendar days following the date EMPLOYEE’s employment by K12 terminates, or if earlier, on the March 15th next following the close of the taxable year in which EMPLOYEE’s employment by K12 terminates.  In addition, EMPLOYEE shall remain eligible to receive a Performance Bonus for the Fiscal Year in which such termination occurs, subject to the attainment of the performance criteria previously established for such Fiscal Year by the Compensation Committee, which amount shall be pro-rated to reflect the partial year of service and shall be paid at the earlier of the time the amount and entitlement to the performance bonus can be determined or the performance bonuses are paid to other K12 executives and in accordance with the payment timing provisions of Section 3.2.  K12 also shall continue to provide the health, medical, dental and vision benefits then being provided or made available to EMPLOYEE and his plan-eligible dependents for a period of one (1) year following the date EMPLOYEE’s employment by K12 terminates, provided that in lieu of such benefit continuation, K12 in its discretion may pay EMPLOYEE an amount equal to the out-of-pocket cost EMPLOYEE and his covered dependents otherwise would incur to obtain continuation coverage for such one year period pursuant to COBRA, which amount shall be paid in a single lump sum to EMPLOYEE within ninety (90) calendar days following the date EMPLOYEE’s employment by K12 terminates.   In addition, vesting shall occur as set forth in Section 3.7(i) hereof.  In no event shall amounts payable in one taxable year affect amounts payable in any other taxable year.

(ii)                    To the extent the amount payable to EMPLOYEE pursuant to this Section 4.5(b) (other than in connection with and as a result of a Change in Control) exceeds the maximum amount permitted under Income Tax Regulations Section 1.409A-1(b)(9)(iii) (pertaining to certain separation pay plans), determined  as of the first of the year in which EMPLOYEE separates from service, such excess amount shall be paid as a separate single sum, but shall be treated as subject to the requirements of Section 409A of the Code and related regulations and rulings and shall be subjected to the payment protocols set forth in Section 4.7 hereof.

(c)                        In the event EMPLOYEE is discharged by K12 without Cause or EMPLOYEE terminates his K12 employment by resigning for Good Reason, and in addition to the special vesting provided pursuant to Section 3.7(i) hereof, EMPLOYEE shall be entitled to exercise any of his vested options through the earlier of three hundred sixty five (365)-consecutive day period immediately following such discharge or termination or the original expiration date of such options and subject to earlier termination in the event of a Change in Control or other corporate event or extraordinary transaction as provided in the EIA Plan or its successor.

4.6.                            Expiration of Contract Term.

(a)                       For the purposes of this Agreement, Renewal Offer means a bona fide offer by K12 to enter into a new employment agreement with EMPLOYEE, on terms at least as favorable to EMPLOYEE as this Agreement, made to EMPLOYEE at least four (4) months before the expiration of this Agreement.

(b)                       In the event that K12 makes a Renewal Offer to EMPLOYEE, but the Parties nevertheless do not enter into a new employment agreement and EMPLOYEE’s employment by K12 terminates upon the expiration of this Agreement, any options scheduled to vest on the third anniversary of the Effective Date of this Agreement pursuant to Section 3.7(c) shall immediately vest and EMPLOYEE shall be entitled to exercise any of his vested options within three (3) months after such termination.  In addition thereto, any restricted shares scheduled to vest at the close of the final calendar quarter coincident with or immediately preceding the third anniversary of the Effective Date shall thereupon vest, provided EMPLOYEE has satisfied the performance criteria selected by the Board or the Compensation Committee (as applicable) in accordance with Section 3.7(c) hereof.

(c)                        In the event that K12 does not make a Renewal Offer to EMPLOYEE and EMPLOYEE’s employment by K12 therefore terminates at the expiration of the term of this Agreement, and EMPLOYEE is asked to leave the Board of Directors, all options granted to EMPLOYEE shall immediately vest (to the extent not already vested), and EMPLOYEE shall be entitled to exercise any of his vested options within the three hundred sixty five (365)-consecutive day period immediately following the date of such employment termination.  In addition thereto, any restricted shares scheduled to vest at the close of the final calendar quarter coincident with or immediately preceding the third anniversary of the Effective Date shall thereupon vest, provided EMPLOYEE has satisfied the performance criteria selected by the Board or the Compensation Committee (as applicable) in accordance with Section 3.7(c) hereof.  If no Renewal Offer is made to EMPLOYEE, but EMPLOYEE remains on the Board, the vesting and exercise of any shares and options will continue to vest as if EMPLOYEE had continued to remain employed by K12 for purposes of the vesting and exercise of any shares or options.

4.7.                            Compliance with Section 409A of the Code.  The provisions of this Section 4.7 (other than subsections (c), (d) and (e) hereof) shall apply solely to any payment, otherwise determined to be due and payable under this Agreement, which constitutes “deferred compensation” subject to Section 409A of the Code and related regulations and rulings.

(a)                     General Suspension of Payments.  If, at the time EMPLOYEE incurs a separation from service (within the meaning of subsection (d) hereof), K12 qualifies as a “public company” (within the meaning of Section 409A of the Code and related regulations and rulings) and EMPLOYEE is then a “specified employee,” as such term is defined within the meaning of Section 409A of the Code and related regulations and rulings, any payments or benefits payable or provided as a result of such separation that would otherwise be paid or provided prior to the first day of the seventh month following such separation (other than due to death or Disability within the meaning of Section 4.3 hereof) shall instead be paid or provided on the earlier of (i) one hundred eighty one (181) days following such separation; or (ii) the date of EMPLOYEE’s death; or (iii) that date certain which otherwise complies with Section 409A of the Code.  In the event that EMPLOYEE is entitled to receive payments during the 181-day suspension period described in  this Section 4.7(a), EMPLOYEE shall receive the accumulated benefits that would have been paid or provided under this Agreement within the suspension period on the earliest day that would be permitted under Section 409A of the Code.

(b)                     Reimbursement Payments. The following rules shall be followed when paying any amount under this Agreement that is capable of being treated as a “reimbursement” or a “separation payment” within the meaning of  Income Tax Regulations Section 1.409A-1(b)(9)(v) : (i) the amount of expenses eligible for reimbursement in one calendar year shall not limit the available reimbursements for any other calendar year (other than an arrangement providing for the reimbursement of medical expenses qualifying as such for purposes of Section 105(b) of the Code); (ii) EMPLOYEE shall file a claim for all reimbursement payments not later than thirty (30) days following the end of the calendar year during which such expenses were incurred, (iii) K12 shall make such reimbursement payments within thirty (30) days following the date EMPLOYEE delivers written notice of such expenses to K12; and (iv) EMPLOYEE’s right to such reimbursement payments shall not be subject to liquidation or exchange for any other payment or benefit.

(c)                      Separation from Service.  For purposes of this Agreement, any reference to a “termination” of EMPLOYEE’s K12 employment shall be interpreted consistent with the meaning of the term “separation from service” in Section 409A(a)(2)(A)(i) of the Code, Income Tax Regulations Section 1.409A-1(h),  and related regulations and rulings.

(d)                     Installment Payments.  For purposes of Section 409A of the Code and related regulations and rulings, and any state law of similar import (including without limitation Treasury Regulations Section 1.409A-2(b)(2)(iii)), any installment payments scheduled to be made under this Agreement will be treated as the right to receive a series of separate payments, causing each such installment payment to at all times be considered a separate and distinct payment.

(e)                      General.  Notwithstanding anything to the contrary in this Agreement, the Parties intend that the  payments becoming due and payable under this Agreement shall satisfy, to the greatest extent possible, one (1) or more of the exemptions set forth in Section 409A of the Code and Income Tax Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-(b)(9).  This Agreement will be construed to the greatest extent possible as consistent with those provisions.  Without limiting the generality of the foregoing, to the extent any series of payments to be made hereunder is found to be subject to Section 409A of the Code, the Parties shall not take any action to change the timing of such payments.

ARTICLE 5
RESTRICTIVE COVENANTS

5.1.                            Confidentiality.  Except as authorized or directed by K12, EMPLOYEE shall not, at any time during which EMPLOYEE is receiving any compensation from K12, and for a period of three (3) years thereafter, directly or indirectly publish or disclose any Confidential Information of K12 or of any of its Affiliates, or Confidential Information of others that has come into the possession of K12 or of any of its Affiliates, or into the EMPLOYEE’s possession in the course of his employment with K12 or of his services and duties hereunder, to any other person or entity, and EMPLOYEE shall not use any such Confidential Information for EMPLOYEE’s own personal use or advantage or make it available to others for use.  All confidential information, whether oral or written, regarding the business or affairs of K12 or any of its Affiliates, including, without limitation, information as to their products, services, systems, designs, inventions, software, finances (including prices, costs and revenues), marketing plans, programs, methods of operation, prospective and existing contracts, customers and other business arrangements or business plans, procedures, and strategies, shall all be deemed Confidential Information, except to the extent the same shall have been lawfully and without breach of the EMPLOYEE’S confidentiality obligation made available to the general public, or that EMPLOYEE can prove, by documentary evidence, was previously known to EMPLOYEE prior to the term of EMPLOYEE’s employment or other service with K12.  Upon expiration or termination of this Agreement for any reason, EMPLOYEE shall promptly return to K12 all Confidential Information, including all copies thereof in EMPLOYEE’s possession, whether prepared by him or others.

5.2.                            Unfair Competition.  During his employment pursuant to this Agreement and for a period of 24 months thereafter (the “Post-Termination Non-Compete Period), EMPLOYEE shall not, within the United States, directly or indirectly, and whether or not for compensation, as a stockholder owning beneficially or of record more than five percent (5%) of the outstanding shares of any class of stock of an issuer, or as an officer, director, employee, consultant, partner, joint venturer, proprietor, or otherwise, engage in or become interested in any Conflicting Organization in connection with research, development, consulting, manufacturing, purchasing, accounting, engineering, marketing, merchandising or selling of any Conflicting Product or Service, directly or indirectly, in competition with K12 or any of its Affiliates (or any of their successors) as conducted from time to time during such period, provided, however, that in the event EMPLOYEE separates from employment with K12 either due to a termination of EMPLOYEE’s employment by K12 Without Cause or EMPLOYEE’s resignation of his employment for Good Reason as specifically described in Section 4.5, and, in either case, the Board elects to continue to require EMPLOYEE’s continued compliance with this Section 5.2, K12 shall pay EMPLOYEE an amount equal to two (2) times EMPLOYEE’s then-current Base Salary, determined as of his date of discharge or termination.  Such amount shall be paid in a single sum, net of any applicable withholding, within ninety (90) calendar days following the date EMPLOYEE’s employment by K12 terminates, or if earlier, on the March 15th next following the close of the taxable year in which EMPLOYEE’s employment by K12 terminates.

5.3.                            Non-Solicitation.

(a)                                 EMPLOYEE shall not, at any time during his employment pursuant to this Agreement and for a period of 18 months thereafter (the “Restriction Period”), directly or indirectly, recruit or otherwise solicit or induce any customer, subscriber, vendor, business affiliate, or supplier of K12 or its Affiliates to (i) terminate its arrangement with K12 or its Affiliates, or (ii) otherwise change its relationship with K12 or its Affiliates.

(b)                                 EMPLOYEE shall not, at any time during the Restriction Period, directly or indirectly, either on his own account or for any other person or entity, solicit any employee of K12 or its Affiliates to terminate his or her employment with K12 or its Affiliates.

5.4.                            Injunctive Relief; Survival.  EMPLOYEE acknowledges that a breach of the covenants contained in this Article 5 and in Article 6 will cause irreparable damage to K12 and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, EMPLOYEE agrees that in the event of a breach of any of the covenants contained in this Article 5 or in Article 6, in addition to any other remedy which may be available at law or in equity, K12 will be entitled to specific performance and injunctive relief.  The provisions of this Article 5 and Article 6 shall survive any termination or expiration of the term of this Agreement.

ARTICLE 6
INVENTIONS, WORKS OF AUTHORSHIP,
PATENTS AND COPYRIGHTS

6.1.                            EMPLOYEE shall assign and transfer to K12, and does hereby assign and transfer to K12 all right title and interest in and to all K12 IP (as defined below).  All K12 IP is and shall be the sole property of K12.  EMPLOYEE shall disclose all K12 IP promptly in writing to K12.  Upon request of K12, EMPLOYEE shall promptly execute a written assignment of title to K12 for all K12 IP, and EMPLOYEE will preserve all such K12 IP as Confidential Information.  As used herein “K12 IP”  shall mean all inventions and intellectual property rights (including, but not limited to, designs, discoveries, inventions, improvements, ideas, devices, techniques, processes, writings, trade secrets, trademarks, patents, copyrights and all plans, memoranda and other tangible information relating to such intellectual property, whether or not subject to protection under applicable laws) that EMPLOYEE solely or jointly with others conceives, makes, acquires, suggests or participates in at any time during

EMPLOYEE’S employment with K12 and that relate to the actual business, products, processes, work, operations, research and development or other activities of K12.

ARTICLE 7
MISCELLANEOUS

7.1.                            Assignment.  The rights and obligations of K12 under this Agreement shall be binding upon its successors and assigns and, subject to EMPLOYEE’s rights under Section 4.5 hereof, may be assigned by K12 to the successors in interest of K12.  The rights and obligations of EMPLOYEE under this Agreement shall be binding upon EMPLOYEE’s heirs, legatees, personal representatives, executors or administrators.  This Agreement may not be assigned by EMPLOYEE, but any amount owed EMPLOYEE upon EMPLOYEE’s death shall inure to the benefit of EMPLOYEE’s heirs legatees, personal representatives, executors, or administrators.

7.2.                            Notice.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered, sent by overnight courier, or mailed by first-class, registered, or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, facsimile, or telex addressed as follows:

If to EMPLOYEE:  (Copy to K12 Executive Office)

Nathaniel A. Davis
2609 Geneva Hill Court
Oakton, VA 22124

Telephone:

If to K12:

K12 Inc.

Attn:                    General Counsel

2300 Corporate Park Drive

Herndon, Virginia 20171

Telephone:
Facsimile:

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7.3.                            Entire Agreement.  From and after the Effective Date, this Agreement constitutes the entire agreement between the Parties hereto, and expressly supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein.

7.4.                            Headings.  Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

7.5.                            Severability.  In the event any provision of this Agreement, or any portion thereof, is determined by any arbitrator or court of competent jurisdiction to be unenforceable as written, such provision or portion thereof shall be interpreted so as to be enforceable.  In the event any provision of this Agreement or any portion thereof is determined by any arbitrator or court of competent jurisdiction to be void, the remaining portions of this Agreement shall nevertheless be binding upon K12 and EMPLOYEE with the same effect as though the void provision or portion thereof had been severed and deleted.

7.6.                            Arbitration.  Without prejudice to K12’s right to seek an injunction pursuant to Section 5.4 hereof from a court of competent jurisdiction, any dispute between the Parties hereto arising out of this Agreement, or otherwise arising out of or relating to EMPLOYEE’s employment by K12, or the termination thereof, shall be submitted to non-binding mediation before a mediator to be agreed upon by the Parties or, failing agreement, to be appointed by the American Arbitration Association (“AAA”).  In the event that mediation is unsuccessful, such dispute shall be resolved by binding arbitration, before a single arbitrator, under the rules of the AAA.  The arbitrator shall have the authority to apportion the costs of arbitration and to render an award including reasonable attorney’s fees, as and to the extent he deems appropriate under the circumstances.

7.7.                            Governing Law.  Except as otherwise provided in Section 2.4 hereof, this Agreement, the rights and obligations of the Parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Virginia (excluding the choice of law rules thereof).

7.8.                            Amendment; Modification; Waiver.  No amendment, modification or waiver of the terms of this Agreement shall be valid unless made in writing and duly executed by EMPLOYEE and K12.  No delay or failure at any time on the part of EMPLOYEE or K12 in exercising any right, power or privilege under this Agreement, or in enforcing any provision of this Agreement, shall impair any such right, power, or privilege, or be construed as a waiver of any default or as any acquiescence therein, or shall affect the right of EMPLOYEE or K12 thereafter to enforce each and every provision of this Agreement in accordance with its terms.

7.9.                            Additional Obligations.  Both during and after the term of employment, EMPLOYEE shall, upon reasonable notice, furnish K12 with such information as may be in EMPLOYEE’s possession or control, and cooperate with K12, as may reasonably be requested by K12 (and, after the term of employment, with due consideration for EMPLOYEE’s obligations with respect to any new employment or business activity) in connection with any litigation or other adversarial proceedings in which K12 or any

Affiliate is or may become a party.  K12 shall reimburse EMPLOYEE for all reasonable expenses incurred by EMPLOYEE in fulfilling EMPLOYEE’s obligations under this Section 7.9.

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

K12 INC.

By:	/s/	Andrew H. Tisch
Andrew H. Tisch
Chairman, Compensation Committee

By:	/s/	Nathaniel A. Davis
Nathaniel A. Davis
Executive Chairman

EXHIBIT A

Separation Agreement and Release

This Separation Agreement and Release (“Agreement”) is made by and between Nathaniel A. Davis (“Executive”) and K12 Inc. (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”).  Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of January 7, 2013 (the “Employment Agreement”); and

WHEREAS, in connection with Executive’s termination of employment with the Company effective                 , 20    , the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s rights as a shareholder of the Company or Executive’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law, Executive’s rights to Side A and Side B directors’ and officers’ insurance coverage as set forth in the Employment Agreement, and any rights Executive or his dependents have or may have under the Employee Retirement Income Security Act of 1974 (“ERISA”) with respect to any Company-sponsored employee benefit plans in which he or they then have an interest (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the severance payments described in Section 4.5 of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.                                      Severance Payments; Salary and Benefits.  The Company agrees to provide Executive with the severance payments and benefits described in Section 4.5 of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or pay to Executive all amounts of base salary through the date of termination.

2.                                      Release of Claims.  Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and all of its direct or indirect subsidiaries and Affiliates (as defined in the Employment Agreement), and any of their current and former officers, directors, managers, employees, agents, attorneys, administrators, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Executive, on his own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 7 below), including, without limitation:

(a)                                 any and all claims relating to or arising from Executive’s employment  or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b)                                 any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)                                 any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the ERISA (except for any Retained Claims) ; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;

(e)                                  any and all claims for violation of the federal or any state constitution;

(f)                                   any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)                                  any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of the Employment Agreement or this Agreement; and

(h)                                 any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment (including but not limited to any claims Executive may have under the Equity Incentive Award Plan or any option or award agreements to which Executive is then a party), pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law and any Retained Claims.    This release further does not release claims for breach of Article 4 of the Employment Agreement.

3.                                      Acknowledgment of Waiver of Claims under ADEA.  Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled.  Executive further understands and acknowledges that Executive has been advised by this writing that:  (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement; (c) Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4.                                      Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5.                                      No Oral Modification.  This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

6.                                      Governing Law; Dispute Resolution.  This Agreement shall be subject to the provisions of Sections 7.6 and 7.7 of the Employment Agreement.

7.                                      Effective Date.  If Executive has attained or is over the age of 40 as of the date of Executive’s termination of employment, then each Party has seven days after that Party signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).  If Executive has not attained the age of 40 as of the date of Executive’s termination of employment, then the “Effective Date” shall be the date on which Executive signs this Agreement.

8.                                      Voluntary Execution of Agreement.  Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees.  Executive acknowledges that:  (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE
Dated:
Nathaniel A. Davis

COMPANY

Dated:	By:
Name:
Title: